EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NVIDIA Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-106191, 333-51520, 333-74905, 333-74868, 333-100010 and 333-114375), on Form S-3 (Nos. 333-111397, 333-74326, 333-33560, 333-47102 and 333-46650), and on Form S-4 (No. 333-54406) of NVIDIA Corporation of our report dated February 12, 2004, relating to the consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows of NVIDIA Corporation and subsidiaries for the year ended January 25, 2004 and the related financial statement schedule, which report appears in the January 29, 2006 annual report on Form 10-K of NVIDIA Corporation.

/s/ KPMG LLP

Mountain View, California
March 16, 2006